UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 11, 2008
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 11, 2008, the compensation committee (the “Committee”) of the board of directors of Ascent Media Corporation (the “Corporation”) approved a compensation package, including base salary, fringe benefits, bonus, incentive compensation and severance components, payable to Mr. William Fitzgerald in his capacity as Chief Executive Officer of the Corporation (the “Fitzgerald Compensation Package”).
     Salary and Benefits. Pending execution of the employment agreement described below, Mr. Fitzgerald provides services to the Corporation under the Services Agreement, dated as of July 21, 2005 (the “Services Agreement”), by and between Discovery Holding Company (“DHC”) and Liberty Media Corporation (“LMC”), which Services Agreement was assigned by DHC to the Corporation in connection with the September 2008 spin-off of the Corporation from DHC (the “Spin-Off”). Under the Services Agreement, as assigned, LMC has agreed to make available the services of certain LMC personnel, including Mr. Fitzgerald, to the Corporation, and the Corporation has agreed to reimburse LMC for that portion of such personnel’s salary and benefits as allocated to such personnel’s services to the Corporation. Pursuant to the Fitzgerald Compensation Package, of Mr. Fitzgerald’s annual salary ($710,000), 60% or $426,000 (the “Allocated Annual Salary”) will be allocated to the Corporation under the Services Agreement, which allocation will be adjusted semi-annually to reflect the actual proportion of Mr. Fitzgerald’s time devoted to the performance of services to the Corporation. The cost of health and other welfare benefits will be allocated on the same basis under the Services Agreement.
     Bonus. Mr. Fitzgerald is eligible to receive an annual bonus from the Corporation equal to 75% of the Allocated Annual Salary (the “Target Bonus”). The actual bonus paid may be greater than 75% but may not exceed 150% of the Allocated Annual Salary. Mr. Fitzgerald’s entitlement to such bonus, and the percentage amount of such bonus, will be determined by the Committee in its sole discretion based upon Mr. Fitzgerald’s achievement of certain performance criteria.
     Stock Options. As incentive compensation under the Fitzgerald Compensation Package and the Ascent Media Corporation 2008 Incentive Plan (the “Incentive Plan”), the Corporation granted to Mr. Fitzgerald options (the “Options”) to purchase 347,059 shares of the Corporation’s Series A Common Stock, par value $0.01 (the “Series A Stock”). The award of Options had an effective grant date of November 13, 2008. The Options have an exercise price of $21.81 (the closing market price on the grant date), will vest quarterly over a four-year period and will be exercisable for a maximum of ten years, subject to certain earlier termination if Mr. Fitzgerald’s service as Chief Executive Officer terminates for certain reasons.
     Restricted Shares. As incentive compensation under the Fitzgerald Compensation Package and the Incentive Plan, the Corporation granted to Mr. Fitzgerald 91,701 restricted shares of Series A Stock (the “Restricted Shares”), which restricted shares will vest quarterly over a four-year period. The award of Restricted Shares had an effective grant date of November 13, 2008.
     Severance Following Change in Control. Pursuant to the Fitzgerald Compensation Package, if, within twelve months following a change in control of the Corporation, Mr. Fitzgerald’s services to the Corporation are terminated by the Corporation without “cause” or by Mr. Fitzgerald for “good reason” (as each such term is defined in the Fitzgerald Compensation Package):
•	Mr. Fitzgerald will be entitled to a severance amount equal to (i) the sum of the Allocated Annual Salary plus the Target Bonus, multiplied by (ii) 2.5; and

•	all restricted shares of the Corporation’s common stock, options to purchase the Corporation’s common stock and any phantom appreciation rights that may be issued pursuant to the Ascent Media Group, LLC 2006 Long-Term Incentive Plan (As Amended and Restated Effective September 9, 2008), in each case held by Mr. Fitzgerald, will fully vest, to the extent not previously vested, and the exercise period of any such options will be extended to the last day of the maximum term length applicable to such options in the absence of termination.
     Employment Agreement. The Fitzgerald Compensation Package contemplates that the Committee and Mr. Fitzgerald will negotiate in good faith and enter into an employment agreement, which employment agreement, it is anticipated, shall (i) have a five year term, (ii) provide that Mr. Fitzgerald shall devote sufficient time to the performance of his duties as Chief Executive Officer of the Corporation, which time shall constitute no less than 60% of the aggregate time spent by Mr. Fitzgerald in performance of his duties to both the Corporation and LMC and (iii) set forth other terms and conditions of employment consistent with the terms and conditions of the Fitzgerald Compensation Package.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 17, 2008

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary